EXHIBIT 10.1
PROSIDION LIMITED
SERVICE CONTRACT
This Agreement sets out the particulars of the terms and conditions of your employment with Prosidion Limited (hereafter referred to as “the Company”), of Watlington Road, Oxford, OX4 6LT as required by law.
1	NAME: DR ANKER LUNDEMOSE

2	ROLE: CEO AND DIRECTOR OF THE COMPANY, PRESIDENT OF (OSI) PROSIDION AND EXECUTIVE VICE PRESIDENT OF OSI PHARMACEUTICALS, INC., PARENT COMPANY OF THE COMPANY.

2.1	Your role is chief executive officer and director of the Company, President of (OSI) Prosidion, the diabetes and obesity business unit of OSI Pharmaceuticals, Inc. (“OSIP”) the parent company of the Company, and Executive Vice President of OSIP, pursuant to which OSIP office, you shall serve on the Executive Management Committee of OSIP.

3	LOCATION

Your normal place of work is at the Company’s offices in Oxford, U.K., as set out above or such other location in the UK as the Company may from time to time require. During the course of your employment you may be required to work at other locations within the U.K. You may also be required to travel in the U.K. or overseas as the Company may from time to time require.

4	DATE OF COMMENCEMENT OF SERVICE CONTRACT: SEPTEMBER 20, 2005

5	REMUNERATION

5.1	Your employment is on a salaried basis. Your base salary is one hundred and seventy five thousand pounds (£175,000) per annum and will be paid monthly in arrears. All payments are by credit transfer into your nominated bank or building society account and will be equal to 1/12th of your annual salary for each full month worked. You shall also receive a car allowance of £1,200 per month.

5.2	Salary reviews will be carried out annually. Your salary may (but will not necessarily) be increased with effect from the review date. You will be notified in writing of any such change in salary.

5.3	In addition to your base salary, for each year that you are employed with the Company, you will be eligible to receive a bonus, determined and payable in accordance with OSIP’s practices applicable to bonuses paid to its executives. This bonus system is a discretionary annual performance-based incentive bonus system, approved by OSIP’s Board, and is based upon a combination of personal and corporate performance contributing to your maximum target.

5.4	The Company shall reimburse you for all of your costs in relation to home telephone expenses, cellular telephone expenses and home PC high-speed Internet connection (ADSL) upon the submission of receipts in a timely manner.

5.5	The Company will reimburse you, upon presentation of appropriate documentation, for all reasonable costs incurred by you in connection with the preparation of your annual UK tax return for the tax years 2004/ 2005 and 2005/2006.

5.6	The Company will reimburse you upon presentation of appropriate documentation, for all costs incurred by you in connection with the seeking of legal and financial advice relating to your tax affairs as a consequence of relocation to the UK, to a maximum sum of thirty thousand pounds (£30, 000).

5.7	On each date that annual stock options are granted by OSIP to its executive management group, so long as you then remain in the employ of the Company or OSIP, OSIP will grant to you an option (an “Annual Option”) to purchase a number of shares of Common Stock of OSIP to be determined by the Compensation Committee of the Board of Directors of OSIP based upon your grade level. The exercise price for each Annual Option will be the fair market value per share of Common Stock on the date the Annual Option is granted and the other terms and conditions of the Annual Option will be as set forth in the Plan and Option Agreement accompanying such Annual Option. Notwithstanding the foregoing, each Annual Option and any options to purchase shares of Common Stock of OSIP granted as at the date hereof shall automatically vest and be fully exercisable upon a Change of Control (as hereinafter defined).

6	RIGHT OF ABODE

It is the Company’s policy to insist that all employees provide original documentation proving that they have a right to work in the UK.

7	HOLIDAYS

7.1	The holiday year will run from 1st April to 31st March of the following year. In addition to normal bank and public holidays in England, you will be entitled in every holiday year to thirty (30) working days paid holiday (and pro rata to the period employed in every such year in which your service is for less than the holiday year). This holiday entitlement is inclusive of your statutory holiday entitlement under the Working Time Regulations 1998, which shall, in each holiday year, be deemed to be taken first. The Company reserves the right to require you to take holiday on certain days determined by the Company and it is agreed that Regulation 15 of the Working Time Regulations 1998 is excluded.

7.2	On termination of your employment you are required to take any unused holiday entitlement during any period of notice unless notified to the contrary (and in writing) by the Company. Only if you are unable to take your unused entitlement because of the Company’s requirements of you during the notice period, or to the extent, if any, that such unused entitlement exceeds your period of notice, will a payment in lieu of such accrued but untaken holiday entitlement be made. Deductions from sums due to you on termination of employment will include a sum in respect of any day’s holiday you may have taken in excess of your actual holiday entitlement on termination. A day’s pay for the purposes of this clause means 1/260th of your annual salary.

8	PENSION SCHEME

The Company is not contracted out of the State Earnings Related Pension Scheme and all employees contribute at ordinary rates to the National Insurance Scheme. The Company operates a group personal pension plan. Eligibility to join the scheme is determined by the Company and eligible employees may join the Scheme at the earliest opportunity following the month in which they commence employment. During the term of your employment, the Company will contribute twelve percent (12%) of your annual salary, on a pro rated monthly basis, to such plan. You may, at your discretion, make additional contributions to the plan, subject to statutory limits.

9	PRIVATE MEDICAL INSURANCE

You are invited to join a free medical scheme and pay for dependents to be included. The Company reserves the right to change the provider and the scheme as necessary.

10	PERMANENT HEALTH INSURANCE

Subject to you meeting the Insurers eligibility criteria, the Company will provide free permanent health insurance of seventy five percent (75%) of salary for absences over twenty-six (26) continuous weeks. The amount will be based on basic salary at the time of becoming ill and will not be increased during payment. In addition to your salary payments this benefit also covers your employer pension contribution in place at the time of becoming ill.

11	LIFE ASSURANCE

You will be provided with Life Assurance by the Company to the amount of four (4) times your current salary at the time.

12	BENEFITS

12.1	If you are absent from work due to sickness or injury, the Company will pay you your normal remuneration, including benefits, for up to twenty-six (26) weeks in any calendar year. Thereafter, you may be entitled to continued permanent health insurance payment pursuant to Paragraph 10 or the Company may, in its discretion, continue payment as above for such longer period as the Company may, in its discretion, determine.

13	NOTICE

13.1	You are required to give the Company, in writing, the following prior notice to terminate your employment “without good reason” (as defined in paragraph 21.1(f)): three months

13.2	The Company’s normal retirement age, when your employment will automatically terminate, is 65 for both men and women.

14	ADOPTION

Should you decide to adopt a child from a location outside of the UK, you will notify the Company of the time period of the adoption process, as soon as you are notified by the adoption authorities. Should this adoption necessitate that you stay at the location of the adoption for a prolonged period of time, you will be permitted to undertake the adoption process from such location for a period of up to six (6) weeks (or such greater period as is agreed with the Company) provided that you use reasonable endeavours to perform your duties in the Company during such period.

15	CONFIDENTIAL INFORMATION AND PUBLICATION

You undertake that you will not without the prior consent in writing of the Company during the term of employment by the Company or OSIP (as the case may be), or at any time after termination of employment either make known or divulge in any manner whatsoever (and will use reasonable endeavors to prevent disclosure of) any information that you acquire by reason of your said employment not already generally available to the public (“Confidential Information”), concerning:
(a)	any technical secrets, confidential research work, technical processes, formulae, inventions, patents,

(b)	any transactions, finances or business affairs of the Company or OSIP, associated companies or of customers of the said Company of OSIP or companies.
All notes, memoranda, records, papers, documents, correspondence, writings, drawings, plans, designs or other such documents which come into your possession relating to the business of the Company or OSIP, are the property of the Company or OSIP, as the case may be, and you will deliver them together with any equipment or other property belonging to the Company or OSIP immediately upon request and in any event on the termination of your employment and you will not make or keep any copies or extracts of such documents.

If you make any discovery or invention or secret process or improvement in procedure (either alone or with any other person) during your employment which relates to the business of the Company or OSIP, you shall immediately disclose it in writing to the Company and it will (except to the extent provided otherwise by Section 39 of the Patents Act 1977) be the absolute property of the Company or OSIP. You will, on the request and at the expense of the Company, apply or join with the Company or OSIP, as the case may be, in applying for a patent, registered design or other appropriate protection in the United Kingdom, the United States or any other part of the world for any such discovery, invention, process or improvement and you will execute any documents and do any other things necessary for vesting absolutely that patent registered design or any other protection and all right title and interest to it, in the Company or OSIP, as the case may be. You irrevocably appoint the Company or its designee to be your attorney to execute and do any such document or thing and generally to use your name for the purpose of giving the Company and OSIP the full benefit of the provisions of this clause.

It is mutually agreed that this undertaking shall in no way affect your right to make use of the general knowledge and skill that you acquire in the service of the Company or OSIP.

16	COLLECTIVE AGREEMENTS

There are no collective agreements applicable to you or which affect your terms of employment.

17	DATA PROTECTION

By signing this statement you acknowledge and agree that the Company is permitted to hold personal information about you as part of its personnel and other business records and may use such information in the course of the Company’s business. You agree that the Company may disclose such information to third parties (including where such third parties are based outside the European Economic Area) in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any associated company. This Clause applies to information held, used or disclosed in any medium.

18	HEALTH AND SAFETY

Every employee of the Company or OSIP, including you, has a legal duty to take reasonable care for the health and safety of themselves and of other persons who may be affected by their acts or omissions at work. You must also co-operate with the Company and OSIP so that the Company and OSIP can discharge their statutory obligations. You shall not intentionally or recklessly interfere with, or misuse, anything that is provided in the interests of health, safety or welfare.

You may be required, in order to enable the Company and OSIP to fulfil their statutory obligations to undergo periodic medical checks and examinations. You shall be deemed to have agreed to the results of such checks and examinations being released to the Company and OSIP.

Further Health and Safety information can be found on the Company intranet under the sections entitled Health and Safety and HR Policies.

The Company and OSIP each has a non-smoking policy that all employees must observe. Failure to observe this policy will result in disciplinary action.

19	DUTIES

Whilst employed by the Company or OSIP you must:-
(a)	during your hours of work devote the whole of your time, attention and abilities to the business of the Company and OSIP and carry out your duties with due care and attention;

(b)	not, without the Company’s or OSIP’s prior written consent, be in any way directly or indirectly engaged or concerned with any other business or employment whether during or outside your hours of work for the Company and OSIP;

(c)	use your best efforts to promote and protect the interests of the Company and OSIP and observe the utmost good faith towards the Company and OSIP; and

(d)	comply with all the Company’s and OSIP’s rules, regulations, policies and operating procedures from time to time in force. The Company and OSIP each maintains a section entitled HR Policies on their respective intranets which include key HR policies and which all employees should regularly review as it is updated from time to time.
20	TERMINATION OF EMPLOYMENT

20.1	Your employment with the Company shall end upon the earliest of the following to occur:
(a) Your death;
(b) Upon written notice to you of termination as a result of your Permanent Disability. “Permanent Disability” means your inability, by reason of any physical or mental impairment, to substantially perform your duties and responsibilities hereunder for a period of twenty six (26) weeks in any twelve (12) month period, as determined by a qualified physician with no history of prior dealings with you or the Company, as reasonably agreed upon by you (or, if you are unable to make such selection, by an adult member of your immediate family) and the Company. Such physician’s written determination of your Permanent Disability shall, upon delivery to the Company, be final and conclusive for purposes of this Agreement. The Company agrees not to terminate your employment where the effect of such termination would be to prevent you from receiving or continuing to receive Permanent Health Insurance (“PHI”) benefits in accordance with your entitlement at paragraph 10 hereof provided there are no other causal factors for such non-eligibility to receive or continue to receive PHI benefits. In the event of Permanent Disability, if you are prevented from receiving PHI due to your failure to meet PHI policy criteria and provided there are no causal factors for such non-eligibility arising from your act or omission (including without limitation non-disclosure of illnesses under the PHI policy) (“PHI Non-Eligibility”), the provisions of Paragraph 20.2(c) shall apply;
(c) Termination of your employment by the Company for “cause” as evidenced by, and effective upon, delivery by the Company to you of a Notice of Termination (as defined in paragraph 20.1(g) below). “Cause” shall mean, for purposes of this Agreement, (i) an act of fraud or embezzlement against the Company or OSIP or an unauthorized disclosure of Confidential Information (as defined in paragraph 15 hereof) of the Company or OSIP, in each case which is willful and results in material damage to the Company or OSIP, (ii) any criminal violation of the US Securities Act of 1933 or the US Securities Exchange Act of 1934, (iii) your conviction (or a plea of nolo contendere) of any felony, (iv) your gross neglect of your duties or your willful and continuing refusal to perform your duties, provided you have been given written notice of such neglect or refusal and within thirty (30) days have failed to cure such neglect and refusal, or (v) your material willful misconduct with respect to the business or affairs of the Company or OSIP;

(d) Termination of your employment by you for “good reason” by delivering to the Company a Notice of Termination (as defined in paragraph 20.1(g) below) not less than thirty (30) days prior to the effective date of such termination. For purposes of this Agreement, “good reason” shall mean the occurrence of any of the events hereinafter set forth which are not cured by the Company or OSIP within thirty (30) days after the Company or OSIP has received written notice from you specifying the particular events or conditions which constitute “good reason”:
     (i) a material reduction in your duties, title, responsibilities, authority, status, or reporting responsibilities unless you have previously consented in writing to such reduction (which consent may be given or withheld in your sole discretion);
     (ii) a material reduction in your base salary;
     (iii) Change of Control (as defined in paragraph 20.3 hereof); or
     (iv) Relocation of your normal place of work to any destination other than the U.K.
(e) Termination of your employment by the Company “without cause” by delivery by the Company to you of a Notice of Termination (as defined in paragraph 20.1(g) below) not less than thirty (30) days prior to the effective date of such termination. Your termination by the Company shall be considered to be “without cause” if you are terminated or dismissed by the Company for reasons other than death, Permanent Disability (as defined in paragraph 20.1(b) hereof) or for “cause” (as defined in paragraph 20.1(c) hereof).
(f) Termination of your employment by you “without good reason” by delivery by you to the Company of a Notice of Termination (as defined in paragraph 20.1(g) below). Your termination of your employment shall be considered to be “without good reason” unless you resign for “good reason” (as defined in paragraph 20.1(d) hereof).
(g) Any termination by the Company or by you shall be communicated by a written “Notice of Termination” to the other party hereto. A “Notice of Termination” shall mean a notice which indicates a termination date and the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
20.2	Payments Upon Termination.
(a) Upon termination of your employment for any reason you will become entitled to (i) any accrued and unpaid base salary and contractual benefits up to the date of termination, and (ii) any accrued and unpaid vacation pay up to the date of termination ((i) and (ii) being collectively referred to as the “Accrued Compensation”).
The Company reserves the right in its absolute discretion to terminate your employment immediately or at any time after a Notice of Termination has been served by either party. Where applicable, the Company also reserves the right to make a payment in lieu of any notice which may be given by the Company and stated in such Notice of Termination. Such payment will consist of Accrued Compensation (as defined in paragraph 20.2(a) hereof) and pay and benefits for the period to the date on which your notice would otherwise have expired but excluding any payment for holiday accruing during any such unworked notice period. For the avoidance of doubt, the Company’s right to make a payment in lieu of notice does not give you a right to receive such a payment in lieu of notice.
The Company may, at its absolute discretion, require you not to attend at work and/or not to undertake all or any of your duties hereunder during any period of notice (whether given by the Company or you), provided always that the Company shall continue to pay your salary and contractual benefits as detailed herein. For the avoidance of doubt, there is no obligation on the Company to provide you with any work during any period of notice and you will not be entitled to work on your own account or on account of any other person, firm or company during that period.
(b) Upon termination of your employment due to death, in addition to Accrued Compensation, your estate will become entitled to an amount equal to the bonus that you would have been entitled to receive for the fiscal year in which the termination of your employment occurs had you continued to be employed until the end of such fiscal year, multiplied by a fraction (i) the numerator of which is the number of days in such fiscal year through to the date on which your employment terminates and (ii) the denominator of which is 365 (a “Pro-rata Bonus”).
(c) Upon a termination of your employment (1) by the Company “without cause” (as defined in paragraph 20.1(e) hereof), (2) by you for “good reason” (as defined in paragraph 20.1(d) hereof) (including upon a “Change of Control” (as defined in paragraph 20.3) hereof)), or (3) by the Company where PHI Non-Eligibility occurs (as defined in paragraph 20.1(b)), in addition to Accrued Compensation, you will become entitled to (i) a sum equivalent to your base salary for twelve (12) months following the date of termination, and (ii) your Pro-rata Bonus.
(d) You shall not be required to mitigate the amount of any payment provided for under this paragraph by seeking other employment or otherwise and no payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment. The Company’s obligation to make the payments provided for in this paragraph and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others.
20.3	Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the approval by stockholders of the parent company of the Company, OSIP (or, in the case of any transaction involving the share capital or the assets of the Company, the approval by OSIP) of (a) a merger or consolidation involving OSIP if the stockholders of OSIP, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, directly or indirectly, continue to hold a majority of the voting power in the resulting entity, or (b) an agreement for the sale or other disposition of all or substantially all of the assets of the Company or (c) any transaction involving the Company if OSIP does not, as a result of such transaction, continue to hold a majority of the voting power in the Company or any resulting entity.

21	Entire Agreement.

This Service Contract is the entire agreement between the parties as at the date hereof relating to the subject matter hereof and replaces, supercedes and terminates those earlier agreements between the parties dated 1st May 2004, 10th October 2003, 13th May 2003 and 1st February 2003 and those letters between the parties dated 1st February 2003 (regarding payment of UK national insurance) and between you and OSIP dated 1st February 2003 (regarding obtaining of financing), dated 1st February 2003 (regarding subscription for shares in the Company) and dated 1st February 2003 (regarding indemnification for tax in relation to such subscription for shares). For the avoidance of doubt, the period of employment between the parties commenced on 1st February 2003 and shall continue until termination of this Service Contract. If any provision of this Agreement is judicially or administratively determined to be unenforceable, the provision will be reformed to most nearly approximate the Parties’ original intent, but otherwise this Agreement will continue in full force and effect.
I acknowledge receipt of this Service Contract, which sets out the principal terms of my employment.
I am aware that Employee Handbook and certain Company rules, policies and operating procedures that will apply to my employment can be obtained on the Company intranet under the section entitled HR Policies and I am aware that these may be changed and updated from time to time. I undertake to review these policies regularly during my employment.
I confirm that I understand and agree to abide by the terms and conditions contained in this Service Contract and in those rules and policies and operating procedures that are specifically stated to form part of my Service Contract.
SIGNED by the said DR ANKER LUNDEMOSE  /s/ Dr. Anker Lundemose

on	2005
in the presence of:
Witness  /s/
Full Name
Address

Occupation

SIGNED for and on behalf of
PROSIDION LIMITED
by  /s/

on	2005